Exhibit 99.1

FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

              ASSOCIATED MATERIALS TO ACQUIRE GENTEK HOLDINGS INC.

CUYAHOGA FALLS, Ohio, July 31, 2003 -- Associated Materials Incorporated ("Associated Materials") today announced that it has signed a definitive agreement to acquire all of the issued and outstanding shares of capital stock of Gentek Holdings Inc. ("Gentek Holdings") and to repay all indebtedness of Gentek Holdings and its subsidiaries for an aggregate purchase price of approximately $118 million in cash, which includes an estimated working capital adjustment. The purchase price is subject to certain adjustments as well as customary transaction fees.

Gentek Holdings, which is privately held, is the parent company of Gentek Building Products, Inc. and Gentek Building Products Limited (collectively, "Gentek"). Gentek manufactures and distributes vinyl, aluminum and steel siding and accessories and vinyl windows under the Revere(R) and Gentek(R) brand names. Gentek markets its products to professional contractors on a wholesale basis through company-owned distribution centers and independent distributors in the United States and Canada. For the year ended December 31, 2002, Gentek reported net sales of $260.1 million, net income of $9.2 million and EBITDA of $19.3 million. A reconciliation of EBITDA to net income is included in the table below.

Michael Caporale, President and Chief Executive Officer of Associated Materials commented, "I am very excited about our acquisition of Gentek. Gentek's thirteen company-owned distribution centers in the mid-Atlantic region of the United States and twenty company-owned distribution centers in Canada will expand Associated Materials' market presence throughout North America. Gentek's strong U.S. independent distributor business will also allow us to increase our presence in this important market channel. Their outstanding metal manufacturing capability will allow us to vertically integrate the metals products that are sold by our Alside supply centers. Finally, Gentek's world class vinyl manufacturing plant in Burlington, Ontario will provide Associated Materials with additional vinyl siding capacity."

Mr. Caporale continued, "We strongly believe in the brand equity of the Revere(R) and Gentek(R) names. We intend to maintain distinct separation of these brands from our Alside brand by continuing to offer differentiated product, sales and marketing support. Revere(R) and Gentek(R) customers will continue to receive the same excellent service and support that they have enjoyed in the past."

The proposed acquisition is expected to close by the end of August 2003 and is subject to customary conditions including receipt of regulatory approvals and Associated Materials' receipt of financing.

In connection with the acquisition, Associated Materials expects to amend its existing $165 million credit facility by adding a term loan facility to borrow up to an approximate additional $113.5 million and expanding its revolving loan facility from $40 million to $70 million, including a new Canadian subfacility of $15 million (USD). UBS, Credit Suisse First Boston, and CIBC World Markets have agreed, on an uncommitted basis to arrange the new credit facility on substantially the same terms and conditions as Associated Materials' existing credit

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facility. Associated Materials' 9 3/4% Senior Subordinated Notes Due 2012 will continue to remain outstanding.

White & Case LLP served as legal advisor to Associated Materials.

                *               *               *

Associated Materials will discuss today's announcement during its second quarter earnings conference call, which will be held on Friday, August 1, 2003 at 11 a.m. Eastern Time. The toll free dial-in number for the call is (866) 686-6743. A replay of the call will be available through August 8, 2003 by dialing (888) 843-8996 and entering the conference call identification number of 7303973. This release can be accessed via Associated Materials' web site at http://www.associatedmaterials.com.

                *               *               *

Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through 91 company-owned Supply Centers across the United States. Associated Materials produces a broad range of vinyl siding and vinyl window product lines as well as vinyl fencing, decking and railing and vinyl garage doors. Associated Materials is a privately held, wholly owned subsidiary of Associated Materials Holdings Inc., which is controlled by affiliates of Harvest Partners, Inc. For more information, please visit the company's website at http://www.associatedmaterials.com.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, medium-sized specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant additional capital available through its limited partners, which include numerous U.S., European and Asian industrial corporations and financial institutions. For more information on Harvest Partners please visit its web site at http://www.harvpart.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Associated Materials that are based on the beliefs of Associated Materials' management. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," and similar expressions identify forward-looking statements. Such statements reflect the current views of Associated Materials' management with respect to Associated Materials' ability to consummate and profit from the acquisition of Gentek Holdings, including Associated Materials' ability to amend its existing credit facility, and to grow the Gentek brands as expected. Associated Materials' ability to profit from its initiatives will depend on a number of factors, including primarily customer acceptance of Gentek's products and the achievement of anticipated synergies. Such statements also reflect the current views of Associated Materials' management with respect to its operations and results of operations regarding the availability of consumer credit, interest rates, employment trends, levels of consumer confidence, consumer preferences, national and regional trends in new housing starts, raw material costs, pricing pressures, costs of environmental compliance, level of competition within our market, availability of alternative building products, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

For Further Information

At Associated Materials:                      At Abernathy MacGregor Group Inc.:
D. Keith LaVanway                             Alison Brandt
Chief Financial Officer                       Media
(330) 922-2004                                (212) 371-5999

                              Gentek Holdings, Inc.
                   Reconciliation of Net Income to EBITDA (a)
                                  (in millions)

                                                                 Year
                                                                Ended
                                                             December 31,
                                                                2002

Net income .........................................             $    9.2
Interest............................................                  1.9
Taxes...............................................                  2.7
Depreciation and Amortization.......................                  5.5
                                                                 --------
EBITDA                                                           $   19.3
                                                                 ========

(a) EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Associated Materials considers EBITDA to be an important indicator of Gentek's operational strength and performance of its business. Associated Materials has included Gentek's EBITDA because it believes EBITDA is used by certain investors as one measure of a company's ability to service its debt. EBITDA should be considered in addition to, not as a substitute for, Associated Materials' or Gentek's net income or loss or to cash flows as well as other measures of financial performance in accordance with accounting principles generally accepted in the United States. EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States. Therefore, EBITDA as presented by Associated Materials or Gentek may not be comparable to similarly titled measures reported by other companies.